To Our Shareholders:

       For the second quarter of 1994, Bancorp Hawaii, Inc. reported earnings of $34.2 million, a 1.2% increase from second quarter 1993. Earnings per share for the second quarter were $0.79, which matched that of second quarter 1993.

       For the first half of 1994, Bancorp Hawaii's earnings were $68.6 million, which reflects a 2.7% increase from the first six months of 1993. Return on average assets was 1.10% and return on average equity was 14.40% for the six-month period.

       Your company's total assets on June 30, 1994 were $12.6 billion, just slightly lower than assets at the same time last year. Deposits and security repurchase agreements were $9.4 billion, down 6.1% from June 30, 1993. Net loans increased 5.2% over the same period to $7.2 billion, from $6.9 billion.

       Asset quality throughout the year has continued to
improve.   Total non-performing assets (NPAs) declined
to $53.3 million from $66.8 million at first quarter
1994, representing a decline of 20.2%.  NPAs dropped
22.5% from the $68.8 million reported on December 31, 1993. NPAs at June 30, 1994 represented 0.71% of total loans. Loan loss reserves at the end of the second quarter were 1.91% of loans outstanding, up from 1.80% reported on March 31, 1994.

       Bancorp Hawaii's performance for the second quarter, as well as for the first half of 1994 is encouraging and consistent with management's focus on improving asset quality and non-interest income.
Hawaii's slow economy, rising interest rates and slow loan demand each had an impact on second quarter earnings. We remain confident that our strength lies in our cautious posture, our commitment to quality and our long-term approach, all of which have contributed to your company's steady financial performance.

       In the second quarter, Bank of Hawaii, Bancorp's principal subsidiary, opened the first of several in-store banks at Safeway supermarkets in Hawaii. Also, the bank launched a first-time home buyers loan program. These additions to our consumer banking area demonstrate our commitment to offering quality and convenience to our customers.

       The acquisition of trust holding company American
Financial Services, Inc. in 1993 has been a positive one and we are pleased with its ahead-of-schedule blending with Bank of Hawaii trust subsidiary, Hawaiian
Trust Company.  In the June 30, 1994 issue of American
Banker, Bancorp Hawaii ranked 52nd among the nation's top 100 bank holding companies based on discretionary trust assets of $6.4 billion.

       On July 27, 1994, the Board of Directors declared a quarterly dividend of 26 cents payable on September
15, 1994 to shareholders of record on August 18, 1994.

       It has been a distinct pleasure to serve as your Chairman and Chief Executive Officer for the past five years. During the 35 years of my career with the company, I have had the honor of working with a management group and staff of the highest caliber who have been totally committed to furthering the reputation of Bancorp Hawaii as the leading financial institution in our markets. Now, as I retire from Bancorp Hawaii, I have every confidence that your new
Chairman and Chief Executive Officer Lawrence M.
Johnson and President Richard J. Dahl will continue your company along a path of solid financial performance. The managing committee, along with the executive and senior management team, is well-equipped to guide Bancorp Hawaii successfully through a continually changing financial services industry. I look forward to my continuing role as a member of Bancorp Hawaii's Board of Directors.

       I thank everyone at Bancorp Hawaii, from our tellers to our Board members, for their many contributions to the company. And to you, our shareholders, all of us at Bancorp Hawaii appreciate your continuing support.


Aloha,

H. HOWARD STEPHENSON

H. Howard Stephenson
Chairman and Chief Executive Officer

July 31, 1994

Corporate Offices:
Financial Plaza of the Pacific
130 Merchant Street
Honolulu, Hawaii  96813

Investor or Analyst Inquiries:
David A. Houle
Senior Vice President, Treasurer and Chief Financial
Officer
(808) 537-8288

   or

Dale L.I. Suezaki
Assistant Vice President and Investor Relations Officer
(808) 537-8037

   or

Ruth E. Miyashiro
Corporate Secretary
(808) 537-8272

Highlights  (Unaudited)                                                      Bancorp Hawaii, Inc., and subsidiaries
- --------------------------------------------------------------------------------------------------------------------
                                                                                  June 30                   June 30
                                                                                     1994                      1993
Return on Average Assets*                                                            1.10%                     1.06%
- --------------------------------------------------------------------------------------------------------------------
Return on Average Equity*                                                           14.40%                    15.55%
- --------------------------------------------------------------------------------------------------------------------
Average Spread on Earning Assets*                                                    4.03%                     3.96%
- --------------------------------------------------------------------------------------------------------------------
Book Value Per Common Share                                                        $22.63                    $20.87
- --------------------------------------------------------------------------------------------------------------------
Loss Reserve/Loans and Leases Outstanding                                            1.91%                     1.87%
- --------------------------------------------------------------------------------------------------------------------
Average Equity/Average Assets*                                                       7.61%                     6.83%

- --------------------------------------------------------------------------------------------------------------------
Common Stock Price Range                                                             High          Low     Dividend
1993..........................                                                     $35.92       $26.67        $0.90
1994 First Quarter............                                                     $31.88       $26.92        $0.26
1994 Second Quarter...........                                                     $34.75       $29.38        $0.26

* year-to-date ratio

Consolidated Statements of Income (Unaudited)
- --------------------------------------------------------------------------------------------------------------------
                                                                    3 Months     3 Months     6 Months     6 Months
                                                                       Ended        Ended        Ended        Ended
                                                                     June 30      June 30      June 30      June 30
(in thousands of dollars except per share amounts)                      1994         1993         1994         1993
- --------------------------------------------------------------------------------------------------------------------
Total Interest Income                                               $202,868     $202,180     $398,292     $406,334
Total Interest Expense                                                85,254       85,155      163,043      173,658
- --------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                  117,614      117,025      235,249      232,676
Provision for Possible Loan Losses                                     5,964       12,204       14,222       21,216
- --------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Possible Loan Losses         111,650      104,821      221,027      211,460
Total Non-Interest Income                                             33,063       31,034       67,209       58,873
Total Non-Interest Expense                                            89,749       82,736      177,993      165,246
- --------------------------------------------------------------------------------------------------------------------
      Income Before Income Taxes                                      54,964       53,119      110,243      105,087
Provision for Income Taxes                                            20,802       19,361       41,689       38,354
- --------------------------------------------------------------------------------------------------------------------
      Net Income                                                     $34,162      $33,758      $68,554      $66,733
====================================================================================================================
Earnings Per Common Share and Common Share Equivalents                 $0.79        $0.79        $1.59        $1.56
- --------------------------------------------------------------------------------------------------------------------
Average Common Shares and Common Share Equivalents Outstanding    43,056,348   42,958,796   43,006,653   42,913,356
- --------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Condition (Unaudited)
- --------------------------------------------------------------------------------------------------------------------
                                                                                  June 30  December 31      June 30
(in thousands of dollars)                                                            1994         1993         1993
- --------------------------------------------------------------------------------------------------------------------
Assets
Interest-Bearing Deposits                                                        $842,255     $837,704   $1,204,563
Investment Securities                                                           3,532,916    3,647,043    3,709,392
  (Market Value of $3,491,979, $3,684,781, $3,782,658, respectively)
Funds Sold                                                                         80,470       57,699       75,572
Loans                                                                           7,523,003    7,258,368    7,151,381
  Unearned Income                                                                (146,163)    (149,949)    (141,574)
  Reserve for Possible Loan Losses                                               (141,210)    (125,284)    (131,249)
Net Loans                                                                       7,235,630    6,983,135    6,878,558
- --------------------------------------------------------------------------------------------------------------------

    Total Earning Assets                                                       11,691,271   11,525,581   11,868,085
Cash and Non-Interest Bearing Deposits                                            460,935      395,315      398,203
Premises and Equipment                                                            187,710      167,260      159,309
Other Assets                                                                      307,384      373,971      320,655
- --------------------------------------------------------------------------------------------------------------------
    Total Assets                                                              $12,647,300  $12,462,127  $12,746,252
====================================================================================================================

Liabilities
Deposits                                                                       $7,082,778   $7,004,975   $7,202,427
Securities Sold Under Agreements to Repurchase                                  2,316,161    2,509,550    2,804,563
Funds Purchased                                                                   575,220      743,915      842,100
Short-Term Borrowings                                                             718,228      600,266      426,168
Other Liabilities                                                                 399,617      307,447      336,975
Long-Term Debt                                                                    595,931      357,870      248,500
- --------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                          11,687,935   11,524,023   11,860,733

Shareholders' Equity
Common Stock ($2 par value), authorized 100,000,000 shares;
    issued/outstanding, June 1994 - 42,396,059;
    December 1993 - 28,425,038; June 1993 - 28,288,988;                            84,792       56,850       56,578
Surplus                                                                           276,379      284,886      280,698
Unrealized Valuation Adjustments                                                  (15,758)         537       (1,353)
Retained Earnings                                                                 613,952      595,831      549,596
- --------------------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                                    959,365      938,104      885,519
- --------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity                                $12,647,300  $12,462,127  $12,746,252
====================================================================================================================

Starting in 1995, Bancorp Hawaii will stop mailing quarterly reports to shareholders whose stock is held in "street name," for example through brokerage houses. Bancorp can more quickly communicate the company's performance through direct mail to these shareholders. If your Bancorp stock is held in "street name" and you wish to continue receiving Bancorp's quarterly reports, please complete the address form and return it to Bancorp. Bancorp shareholders with stock held in their own name are not affected and will continue to receive quarterly reports as usual. Annual reports and proxy materials will continue to be sent to all shareholders.

- ----------------------------------------------------------------------
My Bancorp Hawaii stock is held in "street name." Please continue to send me Bancorp Hawaii, Inc., quarterly reports during 1995 at the following address.

Please print or type

NAME__________________________________________________________________

ADDRESS_______________________________________________________________

CITY___________________________________STATE_____________ZIP__________

TELEPHONE_____________________________________________________________

Clip and mail this form to:  Bancorp Hawaii, Inc.
                             Corporate Secretary
                             P. O. Box 2900
                             Honolulu, Hawaii  96846